Exhibit 99.1

Moelis & Company Reports First Quarter 2014 Financial Results

•                  Record first quarter revenues of $114.5 million, up 91% from the first quarter of 2013

•                  GAAP operating income of $23.9 million, up from a loss of $0.8 million in the first quarter of 2013; GAAP net income of $22.1 million, up from $0.7 million in the first quarter of 2013

•                  Adjusted Pro Forma operating income of $34.3 million; Adjusted Pro Forma net income of $28.9 million; Adjusted Pro Forma net income available to holders of shares of Class A common stock of $0.37 per share

•                  Further diversified client base, with 110 fee-paying clients, up from 97 in the year-ago period, and clients paying fees greater than or equal to $1 million growing to 24 from 20 in the year-ago period

•                  Continued to execute on growth strategy

-                       Promoted five advisory professionals to Managing Director

-                       Expanded into Brazil with the appointment of three leading industry bankers

-                       Enhanced retail and food, beverage and consumer sector expertise with the addition of two Managing Directors in the U.S.

NEW YORK, May 7, 2014 — Moelis & Company (“we” or the “Firm”) (NYSE: MC) today reported financial results for the first quarter ended March 31, 2014.  The Firm’s total revenues of $114.5 million for the quarter represented an increase of 91% from the first quarter of 2013. GAAP net income was $22.1 million, up from $0.7 million in the first quarter of 2013, and Adjusted Pro Forma net income was $28.9 million, with net income available to holders of shares of Class A common stock of $0.37 per share.

“This was a record first quarter of revenue since we founded Moelis & Company in 2007.  We continued to capture market share in the quarter and generated strong earnings growth despite a relatively restrained M&A environment.  These results demonstrate the growing demand for unconflicted advisory services and the power of delivering globally integrated advice to clients,” said Ken Moelis, Chairman and Chief Executive Officer.

“We continue to see a compelling market opportunity for Moelis & Company to benefit from an improving M&A environment, increased recapitalization and restructuring activity and growing regulatory, political and social pressures limiting the ability of the financial conglomerates to compete.  We are well positioned to continue driving value through our differentiated ‘One Firm’ approach, our strong financial discipline and a continuation of the ownership mentality that we have fostered since we founded the Firm.

With our successful IPO in April, the first quarter of 2014 was Moelis & Company’s last full quarter as a private partnership.  As a public company, we believe we are even better positioned to execute on our growth strategy by continuing to attract and develop the industry’s best people, expanding to new geographies if we see an opportunity to better serve our clients and further strengthening our already strong brand and position in the market.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

GAAP and Adjusted Pro Forma Selected Financial Data (Unaudited)

	GAAP
	Three Months Ended March 31,		Variance
($ in thousands)	2014	2013	2014 vs. 2013

Revenues	$114,517	$59,845	91%
Expenses
Compensation and benefits	70,441	43,582	62%
Non-compensation expenses	20,141	17,040	18%
Total operating expenses	90,582	60,622	49%
Operating income (loss)	23,935	(777)	N/M
Other income and expenses	19	105	-82%
Income (loss) from equity method investment	(1,220)	1,418	N/M
Income before income taxes	22,734	746	N/M
Provision for income taxes	642	35	N/M
Net income	$22,092	$711	N/M

N/M = not meaningful

Adjusted Pro Forma
($ in thousands, except per share data)	Three Months Ended March 31, 2014

Revenues	$114,517
Expenses
Compensation and benefits	60,092
Non-compensation expenses	20,141
Total operating expenses	80,233
Operating income	34,284
Other income and expenses	19
Income (loss) from equity method investment	(1,220)
Income before income taxes	33,083
Provision for income taxes	4,182
Net income	28,901
Net income attributable to noncontrolling interests	23,320
Net income attributable to Moelis & Company	$5,581

Weighted average shares of Class A common stock outstanding:
Basic	15,263,653
Diluted	15,263,653
Net income available to holders of shares of Class A common stock per share:
Basic	$0.37
Diluted	$0.37

The results included herein reflect the results of the Advisory Business (“Moelis & Company”) of Moelis & Company Holdings LP (“Old Holdings”) prior to the reorganization of Old Holdings and initial public offering (“IPO”) of Moelis & Company in April 2014.  Moelis & Company’s unaudited Pro Forma results reflect the impact of the reorganization and other transactions undertaken in connection with our IPO.  The Pro Forma presentation is for illustrative purposes and was prepared in the same manner as the unaudited Pro Forma financial information included in our IPO prospectus.  The Pro Forma presentation reflects the exercise in full of the underwriters’ option to purchase an additional 975,000 shares of Class A common stock from us, and does not factor in the additional costs that we will incur as a U.S. publicly traded company.

We have also made certain adjustments to the unaudited Pro Forma results (“Adjusted Pro Forma”) to remove certain expenses from our compensation expenses that will be non-recurring following our IPO.

For further information regarding the non-GAAP financial measures discussed in this release, including a reconciliation of GAAP results to an Adjusted Pro Forma basis, please see “Adjusted Pro Forma Financial Information” in the Appendix.

Revenues

For the first quarter of 2014, revenues were $114.5 million, as compared with $59.8 million in the first quarter of 2013, representing an increase of 91%.  This compares favorably with a 16% decline in the number of global completed M&A transactions and a 1% decline in global completed M&A volume from the first quarter of 2013.(1) An increased number of clients contributed to our revenue growth, and during the first quarter of 2014, we earned revenues from 110 clients (24 of which paid fees equal to or greater than $1 million) as compared with 97 clients (20 of which paid fees equal to or greater than $1 million) during the same period in 2013.

Select advisory assignments completed in the first quarter of 2014 include:

•            The sale of Life Technologies Corporation to Thermo Fisher Scientific Inc.

•            The representation of the Board of Directors of Crocs, Inc. on its investment from The Blackstone Group L.P.

•            The representation of Kokusai Kogyo Holdings Co., Ltd. on the repurchase of 100% of the interests in Kokusai Kogyo Co., Ltd.

•            The acquisition by LIXIL Corporation of Grohe Group S.a.r.l.

•            The restructuring of PT AXIS Telekom Indonesia, a subsidiary of Saudi Telecom Company

We continued to execute on our strategy for profitable expansion.  In the first quarter, the Firm announced the opening of an office in São Paulo, Brazil, with the appointment of three senior bankers.  Otávio Guazzelli, Jório Salgado-Gama and Erick Alberti are leading industry bankers in the Latin America region and strengthen our ability to offer clients the global reach that differentiates Moelis & Company.  In addition, we enhanced our capabilities in the retail sector with the addition of Managing Director Perry Hall, and we recently announced the addition of Managing Director Brian Callaci who will join in July and strengthen our capabilities in the food, beverage and consumer sector.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of reimbursements of certain expenses by the Firm’s clients.

(1)  Source: Thomson Financial as of April 6, 2014

	GAAP
	Three Months Ended March 31,		Variance
($ in thousands)	2014	2013	2014 vs. 2013
Expenses
Compensation and benefits	$70,441	$43,582	62%
% of revenues	62%	73%
Non-compensation expenses	$20,141	$17,040	18%
% of revenues	18%	28%
Total operating expenses	$90,582	$60,622	49%
% of revenues	79%	101%
Income before income taxes	$22,734	$746	N/M
% of revenues	20%	1%

N/M = not meaningful

Adjusted Pro Forma
($ in thousands)	Three Months Ended March 31, 2014

Expenses
Compensation and benefits	$60,092
% of revenues	52%
Non-compensation expenses	$20,141
% of revenues	18%
Total operating expenses	$80,233
% of revenues	70%
Income before income taxes	$33,083
% of revenues	29%

On a GAAP basis, our total operating expenses for the first quarter of 2014 were $90.6 million, up from $60.6 million from the prior year quarter.

In the first quarter of 2014, compensation and benefits expenses on a GAAP basis were $70.4 million, or 62% of revenue.  These amounts include $10.3 million of equity amortization expense related to unvested equity held by Managing Directors that was accelerated in connection with our IPO in April 2014.  Following the vesting acceleration, vested partnership units and Class A shares relating to pre-IPO equity held by our Managing Directors are subject to a minimum four to six year lock-up and are reflected in our fully exchangeable share count of 54.3 million shares of Class A common stock.  In order to provide a more meaningful comparison with our compensation expense profile going forward, we have made an adjustment to reflect the amount by which our ongoing compensation expenses in the first quarter of 2014 would have decreased had the acceleration occurred prior to the quarter.  On an Adjusted Pro Forma basis, reflecting this decrease, first quarter compensation and benefits expenses were $60.1 million, or 52% of revenues.  As equity compensation granted annually after the IPO begins to accumulate and amortize on a recurring basis, we continue to target a long-term compensation expense ratio of between 57–58% of revenues.

GAAP non-compensation expenses for the first quarter were $20.1 million, up from $17.0 million in the first quarter of 2013.  The increase in dollar terms was primarily due to increased client activity and continued expansion during the quarter.  Our non-compensation expense ratio declined this quarter to 18%, from 28% in the first quarter of last year, demonstrating the operating leverage in our business.

Provision for Income Taxes

Prior to our IPO, we were not subject to federal income taxes, but were primarily subject to New York City unincorporated business tax.  Therefore, on a GAAP basis, the provision for income taxes was $0.6 million for the first quarter of 2014, compared with $0.0 million for the corresponding period in 2013.

As a result of completing our IPO, we have a new corporate structure and a portion of our income is subject to U.S. federal income tax as a corporation, which is reflected in our Pro Forma financial statements.  For the first quarter of 2014, on an Adjusted Pro Forma basis assuming an effective tax rate of 40%, the provision for income taxes was $4.2 million.

Liquidity and Capital Resources

As of March 31, 2014, we held cash and cash equivalents of $263.4 million.  Our operations require minimal capital and in connection with our IPO and related reorganization, we capitalized Old Holdings and made a distribution to our pre-IPO partners.  After adjusting for these net distributions of $185.0 million, our balance sheet remains strong, with $78.4 million of Adjusted Pro Forma cash and no debt as of the end of the first quarter of 2014.

Earnings Call

We will host a conference call beginning at 4:30pm ET on Wednesday, May 7, 2014, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our first quarter 2014 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-888-317-6016 (domestic) or 1-412-317-6016 (international) and referencing the Moelis & Company First Quarter Earnings Call. Please dial in 10 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10045234.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with nearly 500 employees based in 15 offices in North and South America, Europe, the Middle East, Asia and Australia.  For further information about Moelis & Company, please visit www.moelis.com.

Forward-Looking Statements

This presentation contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted Pro Forma results are a non-GAAP measure.  We believe that the disclosed Adjusted Pro Forma measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s results had it operated as a public company during the reporting period and better reflect management’s view of operating results. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted Pro Forma results is presented in the Appendix.

Contacts:

Investor Relations Contact:	Media Contact:
Kate Pilcher Ciafone	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 212 883 3800	t: + 1 212 883 3666
investor.relations@moelis.com	m: + 1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Condensed Combined Statement of Operations Unaudited

Adjusted Pro Forma Financial Information:

GAAP Reconciliation to Adjusted Pro Forma Condensed Combined Statement of Operations Unaudited

Notes to Adjusted Pro Forma Condensed Combined Statement of Operations

Advisory Operations of Moelis & Company Holdings LP

GAAP Condensed Combined Statement of Operations

Unaudited (dollars in thousands)

	Three Months Ended March 31,
	2014	2013

Revenues	$114,517	$59,845

Expenses
Compensation and benefits	70,441	43,582
Occupancy	3,304	3,584
Professional fees	3,335	3,007
Communication, technology and information services	3,774	3,166
Travel and related expenses	5,085	4,763
Depreciation and amortization	575	584
Other expenses	4,068	1,936
Total expenses	90,582	60,622

Operating income (loss)	23,935	(777)
Other income and expenses	19	105
Income (loss) from equity method investment	(1,220)	1,418

Income before income taxes	22,734	746
Provision for income taxes	642	35

Net income	$22,092	$711

Adjusted Pro Forma Financial Information

The Adjusted Pro Forma financial information discussed herein has been derived by applying pro forma and management adjustments to our GAAP financial statements and is based on available information and assumptions that we believe are reasonable.  Moelis & Company’s unaudited Pro Forma results reflect the impact of the reorganization of Old Holdings and other transactions undertaken in connection with our April 2014 IPO.  The Pro Forma presentation is for illustrative purposes and was prepared in the same manner as the unaudited Pro Forma financial information included in our IPO prospectus.  We have also made certain adjustments to the unaudited Pro Forma results to remove certain expenses from our compensation expenses that will be non-recurring following our IPO.

The pro forma adjustments principally give effect to the following items:

•                        The capitalization of Old Holdings and a pre-offering distribution to the partners of Old Holdings of approximately $215.0 million as part of the reorganization;

•                        The purchase by Moelis & Company of Class A partnership units directly from Moelis & Company Group LP (“Group LP”) with the proceeds of the IPO and the related effects of the tax receivable agreements;

•                        The one-time cash distribution by Group LP to the partners of Old Holdings of a portion of the proceeds arising from the sale of Class A partnership units to Moelis & Company;

•                        A provision for corporate income taxes at an effective tax rate of 40%, which assumes Moelis & Company is taxed as a corporation; and

•                        The granting of one-time restricted stock units (‘‘RSUs’’), stock options and shares of Class A common stock to employees of the Firm at the time of, and in connection with, the IPO.

We have further adjusted our pro forma results with respect to the following items:

•                        The removal of equity amortization expense of $10.3 million related to unvested equity held by Managing Directors that was accelerated in connection with our IPO and $2.0 million of Pro Forma compensation expense associated with the amortization of one-time RSUs and stock options issued in connection with our IPO.

The Adjusted Pro Forma condensed combined financial information presented reflects the exercise in full of the underwriters’ option to purchase an additional 975,000 shares of Class A common stock from us, and does not factor in the additional costs that we will incur as a U.S. publicly traded company.

Advisory Operations of Moelis & Company Holdings LP

GAAP Reconciliation to Adjusted Pro Forma

Condensed Combined Statement of Operations

Unaudited (dollars in thousands)

March 31, 2014

($ in thousands, except per share data)	GAAP Moelis & Company Historical	Reorganization Adjustments		As Adjusted Before Offering		Initial Public Offering Adjustments		Pro Forma		Management Adjustments		Adjusted Pro Forma

Revenues	$114,517			$114,517				$114,517				$114,517
Expenses
Compensation and benefits	70,441			70,441		2,005	(d)	72,446		(12,354	)(h)	60,092
Non-compensation expenses	20,141			20,141				20,141				20,141
Total operating expenses	90,582	—		90,582		2,005		92,587		(12,354)		80,233
Operating income	23,935	—		23,935		(2,005)		21,930		12,354		34,284
Other income and expenses	19			19				19				19
Loss from equity method investments	(1,220)			(1,220)				(1,220)				(1,220)
Income before income taxes	22,734	—		22,734		(2,005)		20,729		12,354		33,083
Provision for income taxes	642	1,393	(a)	2,035		758	(e)	2,793		1,389	(i)	4,182
Net income	22,092	(1,393)		20,699		(2,763)		17,936		10,965		28,901
Net income attributable to noncontrolling interests	—	18,451	(b)	18,451		(4,012	)(f)	14,439		8,881	(f)	23,320
Net income attributable to Moelis & Company	$22,092	$(19,844)		$2,248		$1,249		$3,497		$2,084		$5,581

Weighted average shares of Class A common stock outstanding:
Basic				7,699,851	(c)			15,263,653	(g)			15,263,653	(g)
Diluted				7,699,851	(c)			15,263,653	(g)			15,263,653	(g)

Net income available to holders of shares of Class A common stock per share:
Basic				$0.29	(c)			$0.23	(g)			$0.37	(g)
Diluted				$0.29	(c)			$0.23	(g)			$0.37	(g)

Notes to Adjusted Pro Forma Condensed Combined Statement of Operations

(a)               In connection with the reorganization, 16.48% of the outstanding partnership interests were converted directly into 7,699,851 shares of Class A common stock of Moelis & Company.  An adjustment has been made to increase our effective tax rate to 40%, which assumes the Firm is taxed as a corporation.

Income before income taxes	$22,734
Noncontrolling interest %	83.52%
Income attributable to noncontrolling interest	$18,987
Income attributable to common shareholders	$3,747
Effective tax rate	40%
Provision for income taxes	$1,499
Less: Prior recorded provision attributable to common shareholders	$106
Adjustment to provision for income taxes	$1,393

(b)               Reflects an adjustment to record the 83.52% noncontrolling interests, net of tax, that partners of Old Holdings (other than the Firm) own in Group LP relating to their partnership units. As part of the reorganization, 7,699,851 shares of Class A common stock are outstanding in Moelis & Company and 39,022,902 partnership units are held by partners of Old Holdings.

(c)                Reflects net income attributable to common shareholders divided by weighted average shares of Class A common stock outstanding.

Basic and Diluted
Class A common stock outstanding upon completion of the reorganization	7,699,851
Class A partnership units (1)	—
Weighted average shares of Class A common stock outstanding upon completion of the reorganization	7,699,851

(1)         Class A partnership units may be exchanged for our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions.  If all Class A partnership units were to be exchanged for Class A common stock immediately following the reorganization, fully diluted Class A common stock outstanding would be 46,722,753.  In computing the dilutive effect, if any, that the aforementioned exchange would have on earnings per share, we consider that net income available to holders of Class A common stock would increase due to elimination of the noncontrolling interest in consolidated entities associated with the Group LP Class A partnership units (including any tax impact).  For the quarter ended March 31, 2014, such exchange is not reflected in diluted earnings per share as the assumed exchange is not dilutive.  We have not included the impact of shares of Class B common stock because these shares are entitled to an insignificant amount of economic participation.

(d)               Reflects compensation expense associated with one-time RSUs and stock options issued in connection with the IPO.  The total fair value of these RSUs and stock options granted is $35,843 and vests over a five-year period.  Awards with an aggregate fair value of $17,233 cliff-vest at the end of year five and are recognized as compensation expense ratably over that five-year period. Awards with an aggregate fair value of $18,610 vest on a graded vesting basis and are recognized as compensation expense as follows: 25% in each of years one through three, 15% in year four and 10% in year five. This adjustment does not reflect one-time compensation expense of $2,220 associated with the issuance of 88,802 fully vested shares of Class A common stock.  This adjustment does not reflect compensation expense related to awards issued contemporaneously with the IPO that relate to the Company’s annual compensation process.  Excludes one-time non-cash acceleration of unvested equity held by Managing Directors, which resulted in expense of approximately $87,600 following the IPO in April 2014.  Vested partnership units and Class A shares relating to pre-IPO equity held by our Managing Directors are subject to a minimum four to six year lock-up.

(e)                In connection with the IPO, 7,475,000 shares (includes exercise by the underwriters to purchase an additional 975,000 shares of Class A common stock) of the Firm were sold. An adjustment has been made to increase our effective tax rate to 40%, which assumes the Company is taxed as a corporation.

Income before income taxes	$20,729
Noncontrolling interest %	71.88%
Income attributable to noncontrolling interest	$14,900
Income attributable to common shareholders	$5,829
Effective tax rate	40%
Provision for income taxes	$2,331
Less: Prior recorded provision attributable to common shareholders	$1,573
Adjustment to provision for income taxes	$758

(f)                 Reflects an adjustment to record the 71.88% noncontrolling interests, net of tax, that partners of Old Holdings (other than the Firm) own in Group LP relating to their partnership units. After the IPO, 15,263,653 shares of Class A common stock are outstanding and 39,022,902 partnership units are held by partners of Old Holdings.

(g)                Reflects net income attributable to common shareholders divided by weighted average Class A common stock outstanding.  Basic and diluted weighted average Class A common stock outstanding is calculated as follows:

Basic and Diluted
Class A common stock outstanding upon completion of the reorganization	7,699,851
Issuance of fully vested shares of Class A common stock	88,802
Issuance of shares of Class A common stock in connection with the initial public offering	7,475,000
Total Class A common stock outstanding upon completion of the reorganization and offering	15,263,653
RSUs and options (1)	—
Class A partnership units (2)	—
Weighted average shares of Class A common stock outstanding upon completion of the reorganization and offering	15,263,653

We have not included the impact of shares of Class B common stock because these shares are entitled to an insignificant amount of economic participation.

(1)               We issued unvested RSUs and stock options to employees in connection with the IPO.  Basic weighted average shares of Class A common stock outstanding are not impacted by the RSUs or stock options.  Further, the RSUs and stock options are not reflected in diluted weighted average shares as the calculation is dependent upon the average stock price for the period, which is not determinable.

(2)               Class A partnership units may be exchanged for our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions.  If all Class A partnership units were to be exchanged for Class A common stock immediately following the reorganization, fully diluted Class A common stock outstanding would be 54,286,555.  In computing the dilutive effect, if any, that the aforementioned exchange would have on earnings per share, we consider that net income available to holders of Class A common stock would increase due to elimination of the noncontrolling interest in consolidated entities associated with the Group LP Class A partnership units (including any tax impact).  For the quarter ended March 31, 2014, such exchange is not reflected in diluted earnings per share as the assumed exchange is not dilutive.

(h)               To adjust for (i) $10,349 of equity amortization expense recorded during the first quarter of 2014 related to equity held by Managing Directors which vesting has been accelerated subsequent to March 31, 2014; and (ii) $2,005 of amortized compensation expense associated with one-time RSUs and stock options issued in connection with the IPO event.

(i)                   Tax effect of management adjustments:

Income before income taxes	$33,083
Noncontrolling interest %	71.88%
Income attributable to noncontrolling interest	$23,781
Income attributable to common shareholders	$9,302
Effective tax rate	40%
Provision for income taxes	$3,721
Less: Prior recorded provision attributable to common shareholders	$2,332
Adjustment to provision for income taxes	$1,389